EXHIBIT 99.1

For Immediate Release: April 19, 2007

Contact: Peter Jakel, (303) 568-8113

Meredith Stevens, (303) 292-6655

EINSTEIN BROS. BAGELS ANNOUNCES FIRST FRANCHISE

DEVELOPMENT AGREEMENT

First Franchise to Open in Northern Florida

Golden, Colo., April 19 – Einstein Bros.® Bagels, a brand of New World Restaurant Group, Inc. (NWRG: PK), a leader in the quick casual segment of the restaurant industry, is proud to announce that it signed a multi-unit development agreement with MC Squared Investments, LLC to open the first Einstein Bros. Bagels franchises.

Headquartered in Orlando, Fla., MC Squared Investments, LLC plans to build 21 Einstein Bros. locations throughout Northern Florida in the next eight years, with the first restaurant expected to be unveiled in Jacksonville, Fla.

“We fell in love with the Einstein Bros. Bagels brand several years ago and believe it’s a good fit for us,” said Mohammed Chaudhry, owner of MC Squared Investments, LLC. “We look forward to bringing more Einstein Bros. Bagels restaurants to the North Florida market as well as having the opportunity to be a part of this win-win relationship.”

Neighbors and guests in North Florida communities will be able to fill all their breakfast, lunch and snack cravings with Einstein Bros. Bagels’ menu, featuring award-winning bagels and shmear varieties, made-to-order breakfast and lunch sandwiches, Darn Good Coffee® and specialty coffee drinks, hearty soups, fresh innovative salads, baked goods and decadent desserts.

“Einstein Bros. Bagels has an 11-year heritage of providing guests a tasty experience with quality menu items, quick service and a comfortable, neighborly setting,” said Paul Murphy, New World Restaurant Group CEO. “We welcome MC Squared Investments to the Einstein Bros. family and are committed to supporting our franchise family as it continues to grow.”

About New World Restaurant Group

New World is a leading company in the quick casual restaurant industry that operates locations primarily under the Einstein Bros. and Noah’s New York Bagels brands and primarily franchises locations under the Manhattan Bagel brand. As of January 2, 2007, the company’s retail system consisted of 598 locations, including 416 company-owned locations, as well as 86 franchised and 96 licensed locations. The company also operates a dough production facility. The company’s stock is traded under the symbol NWRG.PK. Visit www.newworldrestaurantgroup.com for additional information.

Forward looking statements

Certain statements in this press release constitute forward-looking statements or statements which may be deemed or construed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words “forecast,” “estimate,” “project,” “plan to,” “is designed to,” “expectations,” “intend,” “indications,” “expect,” “should,” “would,” “believe,” “target”, “trend” and similar expressions and all statements which are not historical facts are intended to identify forward-looking statements. These forward-looking statements involve and are subject to known and unknown risks, uncertainties and other factors which could cause the actual results or achievements to differ from those expressed or implied by such forward-looking statements. These factors include but are not limited to the following: the ability of MC Squared to build, open and successfully run Einstein Bros. locations is dependent upon, among other factors, its ability to find suitable locations, reach acceptable lease terms, have adequate capital, find available contractors, obtain licenses and permits, locate and train staff appropriately and properly manage the new restaurants. These and other risks are more fully discussed in the Company’s SEC filings.